Exhibit 99.1

Orbital Infrastructure Group Inc. Announces Receipt of Nasdaq Delinquency Letter Regarding Late Filing of Quarterly Report on Form 10-Q

Houston, TX, August 23, 2023 - Orbital Infrastructure Group Inc. (NASDAQ: OIG) (the “Company”), today announced that it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) on August 18, 2023 notifying the Company that (i) the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, in violation of Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1), serves as an additional basis for delisting the Company’s securities from Nasdaq, and (ii) the Nasdaq Hearings Panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. As previously disclosed, on December 28, 2022, the Company was notified by Nasdaq that the market value of its listed securities had been below the $35,000,000 minimum required for continued listing as set forth in Nasdaq Listing Rule 5550(b)(2) for the previous 30 consecutive trading days. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided 180 calendar days, or until June 26, 2023, to regain compliance with Nasdaq Listing Rule 5550(b)(2). To date, the Company has not regained compliance with Nasdaq Listing Rule 5550(b)(2).

Under the Nasdaq Listing Rules, a company that receives a delist determination for delinquency can request an appeal to the Nasdaq Hearings Panel. A request for a hearing regarding a delinquent filing will stay the suspension of a company’s securities for a period of 15 days from the date of the request. However, Nasdaq has informed the Company that because the Company is already before the Nasdaq Hearings Panel for the Company’s failure to comply with Rule 5550(b)(2), the Company has seven days, or until August 25, 2023, to request a stay of the suspension of the Company’s securities, pending a decision from the Nasdaq Hearings Panel.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About the Company

Orbital Infrastructure Group, Inc. (NASDAQ: OIG) is a diversified infrastructure services platform, providing engineering, design, construction, and maintenance services to customers in three operating segments: electric power, telecommunications, and renewables.